(LETTERHEAD)



Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent auditors for Arc Communications Inc. (the "Company") and on July 15, 1999, we resigned our position as the Company's independent auditor and became permanently employed as the Company's principal accountants. We have read the Company's statements included under Item 4 of its Form 8-K for March 30, 2000, and agree with such statements.


Very truly yours,


/s/  Andrew Johnson
     --------------------
     Andrew Johnson


Edison, New Jersey 08837
March 29, 2000